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                                Exhibit 23(p)(9)
                    Code of Ethics - Great Companies, L.L.C.

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                             GREAT COMPANIES, L.L.C.

                          REGISTERED INVESTMENT ADVISER

                                 CODE OF ETHICS

                                       AND

                             INSIDER TRADING POLICY

                               REVISED MARCH 2005

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STATEMENT OF PURPOSE

Great Companies, L.L.C. ("Great Companies") is an SEC registered investment adviser and acts as an investment manager or adviser to "Clients." This Code of Ethics (the "Code") covers Great Companies' relationships with the following "Clients":

AEGON Transamerica Series Fund, Transamerica IDEX Mutual Funds, MIT Great Companies America Trust (Manulife) (collectively, the "Funds"), institutional, and individual clients.

The Funds are investment companies registered under the Investment Company Act of 1940 (the "Company Act"). Great Companies provides investment advisory services to various Clients and accounts, including the Funds. Persons covered by the Code owe an undivided duty of loyalty to the Funds and Clients, and must therefore adhere to the highest ethical and professional standards of conduct. These standards, as contained in this Code, are based on the requirements of the Company Act, the Investment Advisers Act of 1940 (the "Advisers Act"), the Insider Trading and Securities Fraud Enforcement Act ("ITSFEA"), and the laws governing the management of investment accounts.

The Code is intended to comply with Rule 17j-1 under the Company Act and Rule 204A-1 under the Advisers Act, as amended, which requires Great Companies to adopt a code of ethics containing standards of conduct expected and address conflicts that arise from personal trading by advisory personnel.

This Code is not intended to address other standards of ethical conduct which may be addressed by Codes of Ethics of organizations comprised of professionals in a field, such as Chartered Financial Analysts, Certified Public Accountants, etc. Where necessary, persons covered by this Code should consider requirements of such other guidelines in addition to the requirements of this Code.

Adherence to this Code is a fundamental condition of employment, and persons covered by the Code bear full responsibility for ensuring that they and members of their immediate families and personal households comply with the provisions and intent of this Code.


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INTRODUCTION

     This Code of Ethics ("the Code"), which includes the Insider Trading Policy, has been adopted by the Managers of Great Companies, L.L.C. ("Great Companies") and applies to all Managers (Interested only), officers and access persons of Great Companies. The Code does not apply to Disinterested Managers (Outside Managers) who participate on the Board of Managers of Great Companies, L.L.C.

     You are required to read this Code and keep a copy of it, and to sign and return the attached Acknowledgement Form to the Chief Compliance Officer upon your employment with Great Companies and every year thereafter. The Acknowledgement Form confirms that you have read and understand the Code, that you agree to conduct yourself in accordance with the Code, and that you have complied with the Code during the time that you have been associated with Great Companies.

     This Code is designed to comply with all of the above mentioned statutes and rules, and to ensure that those persons who have gained access to Material Nonpublic Information do not use that information for their own personal benefit and/or to the detriment of the Clients.

     Great Companies has determined to adopt this Code to specify and prohibit certain types of transactions deemed to create actual conflicts of interest, the potential for conflicts, or the appearance of conflicts, and to establish reporting requirements and enforcement procedures. If you have any questions regarding the Code or the Insider Trading Policy or its specific application to your situation, please contact the Chief Compliance Officer.

DEFINITIONS

Access Person means (i) every Manager (interested only) or officer of Great Companies, (ii) every employee of Great Companies who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (iii) any natural person in a Control relationship to Great Companies who obtains information concerning recommendations made by Great Companies with respect to the Purchase or Sale of a Security by a Client. If you are considered an Access Person of Great Companies, you will be specifically informed of that fact by the Chief Compliance Officer.

Beneficial Ownership of a Security is to be determined in the same manner as it is for purposes of Section 16 of the 1934 Act. This means that a person should generally consider himself or herself the Beneficial Owner of any Securities in which he or she has a direct or indirect monetary interest. A person should consider himself or herself the Beneficial Owner of Securities held by (i) a spouse or partner, (ii) minor children, (iii) a relative who shares his or her home, or (iv) other persons by reason of any contract, arrangement, understanding, or relationship that provides him or her with sole or shared voting or investment power over the Securities held by such person.

Blackout period shall mean a time frame that prevents the purchase or sale of any security that may be under consideration by the firm's portfolio management team.

Client means any investment company registered under the Act, a series of an investment company registered under the Act, or a separately managed investment management account for which Great Companies acts as investment adviser or sub-adviser.

Control shall have the same meaning as that set forth in Section 2(a)(9) of the Company Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder of those securities control over the company. A natural person shall not be presumed to be a controlled person.


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Equivalent Security shall mean any security that can be considered a derivative of, or an underlying security of an existing holding such as an option, preferred stock, individual stock future, or any security with a direct relationship with a particular security.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act.

Investment Personnel means (i) any portfolio manager and (ii) any analysts, traders and other personnel, who provide information and/or advice to any portfolio manager, or who execute or help execute any portfolio manager's decisions. If you are considered "Investment Personnel" of Great Companies, you will be specifically informed of that fact by the Chief Compliance Officer.

Managed Account is any account that is being managed by Great Companies.

Material Nonpublic Information is defined in the Insider Trading Policy section of this Code.

Non-Portfolio Security shall mean any security that is NOT held in any portfolio on behalf of Clients.

Portfolio Security shall mean any security that is held or under consideration to be held in any portfolio on behalf of Clients.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

Security shall have the same meaning as that set forth in Section 2(a)(36) of the Company Act, and shall include both publicly and privately offered Securities. This definition includes all options on stocks including options on all portfolio securities. It shall not for purposes of this Code include Securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered non affiliated open-end mutual funds. Any questions as to whether a particular investment constitutes a "security" should be referred to the Chief Compliance Officer.

Transition Security shall mean a security that is initially NOT held in any portfolio on behalf of a Client and subsequently is under consideration to be acquired by the firm in any portfolio on behalf of a Client.

STATEMENT OF GENERAL PRINCIPLES

     Great Companies adopts the following general principles to guide the actions of its Managers, officers, and employees:

The interests of Clients are paramount. All Great Companies personnel must place the Clients interests before their own.

All personal transactions in securities by Access Persons must be accomplished so as to avoid even the appearance of a conflict of interest with the Client.

All Access Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a Client.

All Great Companies personnel will not trade, personally or on behalf of others, based on any material, nonpublic information or communicating material, nonpublic information to others in violation of the law.


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CODE OF ETHICS

FIDUCIARY DUTY. The Code is based on the principle that Access Persons owe a fiduciary duty to all Clients and must avoid activities, interests, and relationships that might interfere with making decision in the best interests of any of client. Access Persons should be advised that trading on inside information with respect to mutual funds (including knowledge about portfolio holdings and stale prices) is unlawful.

As fiduciaries, Access Persons must at all times comply with the following principles:

a. The Managed Accounts Come First. Access Persons must avoid serving their personal interests ahead of the interests of the Managed Accounts. An Access Person may not induce or cause a Managed Account to take action, or not to take action, for the Access Person's personal benefit, rather than for the benefit of the Managed Account.

Avoid Taking Advantage. Access Persons may not use their knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, perquisites, or gifts from persons seeking business with Great Companies could call into question the Access Person's independent judgment.

Comply With the Code. It is important that all Access Persons comply with the letter and the spirit of the Code, so as to avoid any conflict, or appearance of conflict. Doubtful situations should be resolved in favor of the Clients. Technical compliance with the Code's procedures will not automatically insulate persons covered by the Code from scrutiny of any Securities Transactions that indicate an abuse of fiduciary duties.

AVOIDING FRAUDULENT CONDUCT. In keeping with the Fiduciary Duty requirement of this Code, it should be noted that engaging in fraudulent conduct in connection with the purchase or sale, directly or indirectly, of a security is prohibited. Fraudulent activity includes the following activities:

employ any device, scheme, or artifice to defraud such Client;

make to such Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

engage in any act, practice, or course of business that would operate as a fraud or deceit upon such Client; or

engage in any manipulative practice with respect to such Client.

No Access Person may purchase or sell, directly or indirectly, a Security for his or her personal account if:

such Security has been purchased or sold by a Client during the 7 calendar days immediately preceding or 7 calendar days subsequent to the Access Person's purchase or sale, or such Access Person knows or should have known at the time of such purchase or sale that the Security is being considered for Purchase or Sale by a Client.

Any profits realized by Access Persons on purchases or sales of Securities made in violation of this provision will be required to be disgorged.

Every Access Person is prohibited from directly or indirectly acquiring Beneficial Ownership in any Security in an Initial Public Offering.

Every Access Person must obtain prior written approval from the Chief Compliance Officer and must notify their immediate supervisor before directly or indirectly acquiring or selling any Beneficial Ownership in a private placement of a Security.


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NON-PORTFOLIO SECURITIES TRANSACTIONS. No Access Person shall sell a
Non-Portfolio Security (or an equivalent Security) within a 90-day calendar period from the date of purchase or purchase a Non-Portfolio Security (or an equivalent Security) within a 90-day calendar period from the date of the sale. This 90-day period includes any transaction made pursuant to the exercise of an option on a Security. Exceptions to this policy are permitted only with the approval of the Chief Compliance Officer.

PORTFOLIO SECURITIES TRANSACTIONS. No Access Person shall sell a Portfolio Security (or an equivalent Security) within a 365-day calendar period from the date of purchase or purchase a Portfolio Security (or an equivalent Security) within a 365-day calendar period from the date of the sale. This includes all new positions or add-ons to existing positions. Each new transaction shall have its own holding period. Options or other equivalent securities of a Portfolio Security also may not be sold within a 365-day period. This 365-day period includes any transaction made pursuant to the exercise of an option on a Portfolio Security. Exceptions to this policy are permitted only with the approval of the Chief Compliance Officer.

SEVEN-DAY BLACKOUT. An Access Person may not purchase or sell a Portfolio Security for his/her personal account or controlled account within seven calendar days, either preceding or subsequent thereto, a purchase or sale of the same Security (or Equivalent Security) by a Managed Account. For example, if a Managed Account executes and completes a trade in a Security on day one, day eight is the first day the Access Persons may trade that Security for an account (provided no managed account trading occurs during this period). This policy also applies to purchases or sales of options or other equivalent securities on Portfolio Securities. There are no guarantees that an Access Persons may receive permission to effect a Portfolio Security transaction due to the priority of managed account trading.

TRANSITION SECURITIES. If an Access Person owns a security that becomes a Transition Security, the Transition Security is subject to the 365-day holding period from the date of inclusion into Managed Accounts. The Transition Security cannot be included in Managed Accounts until after 7 calendar days from the date purchased by the Access Person. Exceptions to this policy are permitted only with the approval of the Chief Compliance Officer.

RESTRICTED SECURITIES. If the Chief Compliance Officer determines that Material Nonpublic Information is in the possession of a Manager, officer, or employee of Great Companies, the company will be considered a Restricted Security. While a company is a Restricted Security, no Investment Personnel shall initiate or recommend any transaction on behalf of any Client and no Access Person shall be pre-cleared to transact in any account until the Restricted Security is no longer restricted as determined by the Chief Compliance Officer.

Managers, officers, or employees of Great Companies are prohibited from soliciting, accepting, or giving gifts or gratuities, except for gifts of a nominal value (gifts whose reasonable value is no more than $100 a year), customary business lunches, dinners, cocktail parties, entertainment (sporting events), and promotional items (pens, mugs, T-shirts). Any gift received that might be prohibited under this Code should promptly notify the Chief Compliance Officer.

No Investment Personnel shall accept a position as a director, trustee, or general partner of a publicly traded company or partnership unless the acceptance of such position has been approved by the Chief Compliance Officer and the Managers of Great Companies.

PRE-CLEARANCE OF TRADES

General Requirement. Unless specifically exempt, any Securities Transaction in which an Access Person purchases or sells a Security, must be pre-cleared by the Chief Compliance Officer and the Access Person's immediate supervisor. This includes Securities Transactions involving stocks, notes, bonds, debentures, private placements, limited partnerships interests, open-end mutual funds managed by Great Companies, investment contracts, and all derivative instruments, such as options and warrants.

Trade Authorization Request Forms. PRIOR to entering an order for a Securities Transaction that requires pre-clearance, the Access Person must complete a Trade Authorization Request form (Exhibit A) and submit the completed form to the Chief Compliance Officer. Immediate Supervisors are not required to sign Trade Authorization Forms.


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Review of Form. After receiving a completed Trade Authorization Request form, the Chief Compliance Officer will (a) review the information set forth in the form, (b) review information regarding past, pending, and contemplated transactions by any Managed Account, as necessary, and (c) as soon as reasonably practicable, determine whether to authorize the proposed Securities Transaction. The granting of authorization, and the date that authorization was granted, must be reflected on the form.

Transactions Exempt from Pre-Clearance

The pre-clearance requirements of this Code shall not apply to the following transactions:

Purchases or sales over which the Access Person has no direct or indirect influence or Control.

Purchases or sales that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

Purchases that are part of an automatic dividend reinvestment plan.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions.

Options on broad-based, publicly traded market basket or index of stocks (ETFs) and U.S. Government Securities.

Length of Trade Authorization Approval. The authorization provided by the Chief Compliance Officer is effective until (a) the close of business on the next trading day after the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Tuesday),
(b) the moment the Access Person learns that the information in the Trade Authorization Request form is not accurate, or (c) revoked for valid reasons. If the order for the Securities Transaction is not executed within that period, a new authorization must be obtained before the Securities Transaction is placed. Open orders, including stop loss orders, should be utilized with caution, as it will be necessary to repeat the pre-clearance process for transactions not executed within the authorization period.

If the Chief Compliance Officer is not available to grant pre-clearance of a Security, the Chief Investment Officer shall review such request and act according to the provisions of this Code. The Chief Investment Officer will approve the Chief Compliance Officer's personal transactions.

REPORTS

Personal Transaction Reports

Initial Holdings Report. Within 10 days of becoming an Access Person, every Access Person must provide to the Chief Compliance Officer a complete listing of all Securities owned by such person (Exhibit B).

This report shall contain the following information:

the name, number of shares, and principal amount of each security in which the access person had any direct or indirect beneficial ownership;

the name of any broker, dealer, mutual fund company, or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and the date that the report is submitted.

Quarterly Transactions Report. Every Access Person must report all personal securities transactions every quarter to the


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Chief Compliance Officer within 30 days after the end of the calendar quarter.
The Chief Compliance Officer shall submit quarterly transaction reports to the Chief Investment Officer for review. If possible, the Access Person should arrange for duplicate copies of each confirmation and statement to be sent to the Chief Compliance Officer. Otherwise, the Access Person should complete the Quarterly Transaction Form (Exhibit C).

This report shall contain the following information:

the date of the transaction;

the name of the security;

the number of shares and the principal amount;

the nature of the transaction (e.g., purchase, sale);

the price of the security at which the transaction was effected;

the name of the broker, dealer, bank or other entity with or through whom the transaction was effected; and

the date the confirm, statement, or report was submitted.

In the event that no reportable transactions occurred during the quarter, no confirm, statement, or report is necessary.

Annual Holdings Report. Every Access Person must submit an Annual Holdings Report listing all securities in an investment account. The information in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted. This report will have the same information as the Initial Holdings Report (Exhibit B).

New Accounts. Every Access Person must notify via e-mail or memo (include the name of the broker-dealer, account name and number) the Chief Compliance Officer of any new accounts opened within 10 days of the opening date.

Exemptions from Reporting Requirements

No reports are required:

with respect to transactions effected pursuant to an automatic investment plan;

with respect to securities held in account over which the access person had no direct or indirect influence or control;

for transactions and holdings in direct obligations of the Government of the United States for money market instruments - bankers' acceptances, bank certificates of deposit, commercial paper, repurchased agreements and other high quality short-term debt instruments;

for shares of money market funds;

for transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund; or

for transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Annual Acknowledgement of the Code of Ethics and Insider Trading Policy

Every Access Person, annually, will certify that he or she has read and understands the Code of Ethics and Insider Trading Policy; has complied with the provisions during the past year; and will comply with the provisions during the upcoming year (Exhibit D).

REVIEW AND ENFORCEMENT OF THE CODE

The Chief Compliance Officer shall review all reports submitted pursuant to this Code. If the Chief Compliance Officer is unavailable, his functions pursuant to this Code may be conducted by the Chief Investment Officer. In addition, the Chief Compliance Officer's reports made pursuant to this Code shall be reviewed by the Chief Investment Officer.


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The Chief Compliance Officer will determine whether a violation of this Code may have occurred. In very few instances, there may be circumstances where an exception is granted. A complete review of the incident will be conducted and a determination will be made.

If a violation of this Code has occurred, the Chief Compliance Officer will discuss with Senior Management if any sanctions are appropriate. Generally, the sanctions will be the following:

FIRST VIOLATION: a written warning.

SECOND VIOLATION: sanctions may include, but not limited to, ban on personal trading, disgorgement of profits, a monetary fine, and/or suspension or termination of employment.

THIRD VIOLATION: Senior Management of Great Companies will conduct a review to determine the proper additional disciplinary action to be taken against the violator, which could include termination of employment and possible disclosure of violation on employees' regulatory registrations.

Any violation by the Chief Compliance Officer will be reviewed by Senior Management.

MISCELLANEOUS

All reports of Securities transactions and any other information filed with Great Companies pursuant to this Code shall be treated as confidential and shall be maintained in a confidential manner.

Senior Management for the purposes of this policy is designated as the Co-CEO's of the firm.

INSIDER TRADING POLICY (THE "POLICY")

From time to time, Managers, officers, and employees of Great Companies may obtain information in the course of their research or other work that may pose a potential risk that the law of insider trading will apply to them. Although these situations may be rare, an insider trading violation or potential insider trading issue is nevertheless something that we, as a professional investment advisory firm, must take very seriously. The term "insider trading" is not specifically defined in the federal securities statutes and regulations, but generally is used to refer to the use of Material Nonpublic Information to trade in Securities (whether or not one is an "insider") or to communications of Material Nonpublic Information to others.

While the law concerning insider trading can be complex and unclear, you should assume that the law, as well as this Policy, prohibits:

Trading by an insider while in possession of Material Nonpublic Information.

Trading by a non-insider while in possession of Material Nonpublic Information, where the information was disclosed to the non-insider (either directly or through one or more intermediaries) in violation of an insider's duty to keep it confidential.

Communicating Material Nonpublic Information to others in breach of a duty not to disclose such information.

Misappropriating confidential information for securities trading purposes, in breach of a duty of trust or confidence owed to the source of the information.

Application of the law of insider trading to particular transactions can be difficult, particularly if it involves a


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determination about trading based on Material Nonpublic Information. You legitimately may be uncertain about the application of this Policy in particular circumstances. If you have any questions regarding the application of the Policy or you have any reason to believe that a violation of the Policy has occurred or is about to occur, you should contact the Chief Compliance Officer.

The following discussion is intended to help you understand the principal concepts involved in insider trading.

WHO IS AN INSIDER?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Great Companies may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed Nonpublic Information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. "Material Information" generally means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered Material includes, but is not limited to: dividend changes, earnings estimates by a company's management, changes in previously released earnings estimates by a company's management, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material Information may also relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal's "Heard on the Street" column.

WHEN IS INFORMATION NONPUBLIC?

Information remains Nonpublic until it has been made public. Information becomes public when it has been effectively communicated to the marketplace, such as by a public filing with the SEC or other governmental agency, inclusion in the Dow Jones "tape", issuance of a press release by the company containing the information, or publication in the Wall Street Journal or another publication of general circulation. Moreover, sufficient time must have passed so that the information can be assumed to have been disseminated widely.

WHEN IS INFORMATION MISAPPROPRIATED?

Another basis for insider trading liability is the misappropriation theory, where trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In Carpenter vs. U.S., the Court found that a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. The misappropriation theory can be used to reach a variety of individuals not previously believed to be included under the fiduciary duty theory.

WHAT ARE THE PENALTIES FOR INSIDER TRADING?

Penalties for trading on or communicating Material Nonpublic Information are severe, both for individuals involved in such unlawful conduct and their employers or other controlling persons. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

civil injunctions;

treble damages;

disgorgement of profits;

jail terms of up to 10 years;


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fines up to $1,000,000 (or $2,500,000 for corporations and other entities);

civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;

civil penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided;

suspension or bar from the securities business

In addition, any violation of the law or this Policy may result in serious sanctions by Great Companies, including termination of employment.

PROCEDURES TO THE INSIDER TRADING POLICY

Every Manager, officer, and employee of Great Companies should follow these procedures.

Before trading for yourself or Clients, in the Securities of a company about which you may have potential inside information, ask yourself the following questions:

To whom has this information been provided? Has the information been effectively communicated to the marketplace?

Has this information been obtained from either the issuer or from another source in breach of a duty to that source to keep the information confidential?

Is the information material?

Is this information that an investor would consider important in making his or her investment decision?

Is this information that would affect the market price of the securities if generally disclosed?

If, after consideration of the Insider Trading Policy set forth above, you believe that you are in possession of information that is Material and Nonpublic, or if you have questions as to whether the information you possess may be Material and Nonpublic, you should take the following steps:

Immediately advise the Chief Compliance Officer of the nature and source of such information.

Do not purchase or sell the Securities of the company about which you believe you may possess Material Nonpublic Information on behalf of yourself or others, including Clients.

Do not communicate the information inside or outside of Great Companies, other than to the Chief Compliance Officer.

Depending upon the determination made by the Chief Compliance Officer, you may be instructed to continue the prohibition against trading and communication and the security will be placed on a Restricted List. Alternatively, if it is determined that the information obtained is not Material Nonpublic Information, you may be allowed to trade and communicate the information.

Special caution should be taken with respect to potential inside information regarding AEGON N.V., which is an affiliate of Great Companies, as well as a publicly traded company. As a result, potential inside information regarding AEGON or any of its subsidiaries may affect trading in AEGON N.V. stock and should be reported to the Chief Compliance Officer. In addition, recommending AEGON N.V. stock for Client accounts is prohibited.

TENDER OFFERS. Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary fluctuations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider


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trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of Material Nonpublic Information regarding a tender offer received from the tender of the offer, the target company or anyone acting on behalf of either. Great Companies employees and others subject to this Policy should exercise particular caution any time they become aware of Nonpublic Information relating to a tender offer.

PROTECTING INFORMATION. Managers, officers and employees of Great Companies shall not disclose any Nonpublic Information (whether or not it is Material) relating to Great Companies or its transactions on behalf of Clients or otherwise to any person outside Great Companies unless such disclosure has been authorized by the Chief Compliance Officer. Material Nonpublic Information may not be communicated to anyone, including any Manager, officer or employee of Great Companies, except as provided in this Policy. Access to such information must be restricted. For example, access to files containing Material Nonpublic Information should be sealed and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

EXHIBIT A (S:\Compliance Policies PDF\Trade Authorization Request Form.pdf)

TRADE AUTHORIZATION REQUEST FORM

Please submit the following form to Compliance when requesting to purchase or sell personal securities.

Name of person requesting authorization  ______________________________________

                                         Type of
                                        security
                              Buy or     (stock,                   Account
Name of Security   Quantity    Sell    bond, m/f)   Account Name    Number   Broker-Dealer
----------------   --------   ------   ----------   ------------   -------   -------------


Do you possess any material nonpublic information regarding the security(ies)?
      Yes       No
-----     -----

I understand that if approved the approval is effective until (i) the close of business on the next trading day after the authorization is granted, (ii) the moment the information on this form becomes inaccurate, or (iii) revoked for a valid reason.

I have read the currently effective Code of Ethics and believe that the proposed trade complies fully with the requirements of the Code.

Date: ________________

Signature:                              Authorized by:
           --------------------------                  -------------------------

EXHIBIT B

REPORT OF SECURITIES HOLDINGS

Name: _______________________________      Initial or Annual Report (CIRCLE ONE)

As required by Rule 17j-1 of the Investment Company Act, Rule 204A-1 of the Investment Advisers Act and Great Companies' Code of Ethics, the following is my statement of securities holdings for which I may have a direct or indirect beneficial interest. This includes the securities holding of myself, family members (spouse, minor child, or related adult in the same household as myself) and the securities holdings of a Trust in which I am a Trustee or in which I have a beneficial interest.

Please complete all that apply:

Please provide a copy of the most recent monthly statement for each account for securities holding that are held in brokerage accounts that you have direct or indirect beneficial interest, In addition, for brokerage accounts that you have a beneficial interest and are not in your name, please list the name of the account and the relationship to you.

NAME OF ACCOUNT   RELATIONSHIP
---------------   ------------


For securities holding that are not held in brokerage accounts which are held in physical form, including Hedge Funds and Private Placements please list:

SHARES/UNITS   NAME OF ISSUER/FUND   REGISTRATION NAME   RELATIONSHIP
------------   -------------------   -----------------   ------------


Please attach additional sheets, if necessary.

3)   [ ] Please check if you don't have any securities holdings to report.


Date:                                   Signature:
      -----------------                            -----------------------------

EXHIBIT C

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

NAME: _______________________________        FOR THE QUARTER ENDING: ___________

Great Companies, LLC's policy [Code of Ethics & Insider Trading Policy] and SEC regulations require that each employee covered under the firms' policy report within 30 days of the end of each quarter any personal securities transaction in any securities accounts of the employee or any immediate family or household members.

PLEASE PROVIDE A COPY OF CONFIRMATIONS OR STATEMENTS REFLECTING ALL REPORTABLE TRANSACTIONS DONE DURING THE MOST RECENT QUARTER.

     Transactions not required to be reported include:

Transactions effected by an investment manager in an approved managed account;

U.S. Treasury or government securities

Municipal securities,

Exchange Traded Funds,

Sovereign securities19;

Non affiliated open-end funds;

Unit Investment Trusts;

Foreign exchange contracts;

Broad based index options;

Futures;

Commodities;

Automatic share purchases through formal dividend reinvestment plans;

Options or shares acquired under the AEGON Corporation employee stock option plan, AEGON 401(k), or unfunded deferred compensation plan; and

Acquisition of securities by gift or inheritance.

_______ YES, I have had all qualified personal security transactions pre-cleared by the Chief Compliance Officer, or designated person(s).

* DO NOT COMPLETE THIS FORM IF COPIES OF CONFIRMATIONS AND/OR STATEMENTS ARE BEING SENT DIRECTLY TO THE CHIEF COMPLIANCE OFFICER OR THERE WERE NO REPORTABLE SECURITIES TRANSACTIONS.

If applicable, sign, date and return to the Chief Compliance Officer within 30 of the calendar quarter's end.


-----------------                       ----------------------------------------
DATE                                    EMPLOYEE SIGNATURE

----------------------------------
COMPLIANCE MANAGER REVIEW & DATE

----------
(19) "Sovereign securities" are defined as local and foreign government bills, notes and bonds that are guaranteed as to principal and interest.

Exhibit D

ACCESS PERSON ACKNOWLEDGMENT FORM

Please complete this ACCESS PERSON ACKNOWLEDGMENT FORM and return it to the Compliance Department:

I hereby acknowledge that I have received a copy of GREAT COMPANIES, L.L.C. CODE OF ETHICS AND INSIDER TRADING POLICY. I have read, understand, and agree to comply with the policies and regulations. To the best of my knowledge, I have complied with the provisions of these documents during the past year, or since the beginning of my employment if later, and I agree to continue to abide by these provisions. I understand that failure to observe and strictly comply with the Policy may subject me to disciplinary action, including termination of employment.

Date:
      --------------

Print Name:
            -------------------------


Signature:
           --------------------------


                                                                              16